UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2021

Editas Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37687	46-4097528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hurley Street Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	EDIT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.         Regulation FD Disclosure.

On September 29, 2021, Editas Medicine, Inc. (the “Company”) issued a press release titled “Editas Medicine Announces Positive Initial Clinical Data from Ongoing Phase 1/2 BRILLIANCE Clinical Trial of EDIT-101 for LCA10.” A copy of the press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01.          Other Events.

On September 29, 2021, the Company announced initial clinical data from the ongoing, open label Phase 1/2 BRILLIANCE Clinical Trial of EDIT-101. EDIT-101 is under development for the treatment of blindness due to Leber congenital amaurosis 10 (“LCA10”), a CEP290-related retinal degenerative disorder. The data include preliminary patient safety and efficacy assessments relating to potential clinical benefits. The BRILLIANCE trial is designed to assess the safety, tolerability, and efficacy of EDIT-101 in up to 18 patients with LCA10. The initial data relate to the first six patients dosed in the trial: two in the adult low-dose cohort and four in the adult mid-dose cohort. Patients received a single administration of EDIT-101 via subretinal injection in one eye and are monitored every three months for the first year after dosing, and less frequently in the following two years.

EDIT-101 was well-tolerated in both the low-dose and mid-dose cohorts, with most adverse events (“AEs”) being mild and primarily resulting from the surgical procedure and subretinal injection. There were no dose limiting toxicities, which are defined as vision-threatening toxicities or severe non-ocular AEs that occur before or at the week four visit and assessed by the investigator as being related to EDIT-101 and not the administration procedure. Mild anterior chamber inflammation was observed, and adequately controlled with oral steroids. No Cas9-specific antibody or T-cell response was detected. To date, no treatment-related cataracts, edema, or retinal thinning have been observed.

Efficacy was assessed based on available data from five subjects treated in the low-dose and mid-dose cohorts who had at least three months of post-treatment follow-up, focusing on those measures demonstrated to be consistent and reproducible in subjects with CEP290 retinal degeneration, including best corrected visual acuity (“BCVA”), full-field light sensitivity threshold (“FST”) testing and ability to navigate standardized navigation courses, or Visual Function Navigation (“VNC”). Two of three subjects in the mid-dose cohort followed for up to six months showed early efficacy signals suggesting productive editing and potential early clinical benefits, including improvements in BCVA, FST, and/or mobility navigation. Mid-dose cohort Subject 1 showed improvement in BCVA of approximately 0.7 logMAR at month 1.5 which was sustained at month six follow-up. In addition, there was a positive trend toward improved retinal sensitivity by FST in the study eye relative to the untreated eye. The subject also demonstrated a five-level improvement in mobility at month six, as assessed with the VNC. Mid-dose cohort Subject 2 showed improvement by month three with a stable BCVA and a notable improvement in retinal sensitivity in the study eye relative to the untreated eye by FST, detectable at week six that continued to improve through month three.

On September 29, 2021, the Company also provided an update with respect to the status of its Phase 1/2 RUBY clinical trial of EDIT-301 for the treatment of sickle cell disease.  The RUBY trial continues to screen patients and currently enrolled patients are undergoing cell harvesting procedures. Similar to other gene editing and gene therapy trials in patients with sickle cell disease, the Company expects that it may take several months from the cell harvesting procedures until the time the edited cells can be released for treatment.  The Company currently expects to begin dosing in the trial in the first half of 2022.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 29, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDITAS MEDICINE, INC.

Date:	September 29, 2021	By:	/s/ James C. Mullen
James C. Mullen President and Chief Executive Officer